UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	91-1962278
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares Each Representing a 1/40th Interest in a Share of 5.250% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333- 234713.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the general terms and provisions of the 5.250% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, liquidation amount of $1,000 per share (the “Series A Preferred Stock”), of SVB Financial Group (the “Registrant”) as well as the description of the Registrant’s depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the Series A Preferred Stock to be registered hereunder, is incorporated herein by reference to the descriptions included under the captions “Description of the Series A Preferred Stock” and “Description of the Depositary Shares,” respectively, in the Prospectus Supplement, dated as of December 2, 2019, as filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2019, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus, dated as of November 15, 2019, included in the Registration Statement on Form S-3 (No. 333-234713) of the Registrant, as filed with the Commission on November 15, 2019. Such sections are incorporated herein by reference.

If any additional securities registered hereby are issued, a prospectus supplement relating to such securities will be filed with the Commission and will be incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2019).

3.2	Certificate of Designations of the Registrant with respect to the Series A Preferred Stock, dated December 6, 2019, filed with the Secretary of State of the State of Delaware and effective December 6, 2019.

3.3	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on February 20, 2019).

4.1	Form of Deposit Agreement, by and among the Registrant, American Stock Transfer and Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described therein.

4.2	Form of certificate representing the Series A Preferred Stock.

4.3	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1)

4.4	Filed as Exhibit 3.2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SVB FINANCIAL GROUP (Registrant)

Date: December 6, 2019	By:	/s/ Daniel Beck
Name: Daniel Beck
Title: Chief Financial Officer